                                  PRESS RELEASE


     FOR IMMEDIATE RELEASE                             FOR INFORMATION CONTACT

     NOVEMBER 4,1996                                   DAVID L. KALKBRENNER,
                                                        PRESIDENT
                                                       CAROL H. ROWLAND, CFO
                                                       (415) 323-5150


                         SHAREHOLDERS APPROVE MERGER OF
                            MID-PENINSULA BANCORP AND
                           CUPERTINO NATIONAL BANCORP


PALO ALTO, Calif. -- Mid-Peninsula Bancorp (Nasdaq: MPBK), Palo Alto, CA and Cupertino National Bancorp (Nasdaq: CUNB), Cupertino, CA announced today that on October 30, 1996 the shareholders of both companies approved the proposed merger of equals between the two companies. The merger will result in the formation of the largest multi-bank holding company based in the San Francisco Peninsula/South Bay region, and the third-largest publicly traded independent bank holding company in the San Francisco Bay area, with total assets approaching $600 million and equity of over $40 million. The resulting entity will be named Greater Bay Bancorp. Mid-Peninsula Bank and Cupertino National Bank & Trust will operate as wholly owned subsidiaries of Greater Bay Bancorp and will focus on serving the greater Bay area, including the Peninsula and South Bay markets, through their seven office locations.

The terms of the merger provide for Cupertino National Bancorp shareholders to receive .81522 of a share of Mid-Peninsula Bancorp stock for each share of Cupertino National Bancorp in a tax-free exchange to be accounted for as a "pooling-of interests". The transaction is expected to close before December 31, 1996.

The merger is anticipated to be accretive in 1997 to shareholders of both companies, based on reductions in duplicative administrative functions and revenue enhancements resulting from an expanded product line and increased lending capacity. Management of the organizations believe that significant opportunities exist to enhance the spectrum of financial services offered to both existing and potential clients.

                                                                   (SEE REVERSE)


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Greater Bay Bancorp's new Board of Directors will consist of five directors from each company, with Duncan L. Matteson (Chairman of Mid-Peninsula Bancorp) and John M. Gatto (Chairman of Cupertino National Bancorp) serving as co-Chairmen. David L. Kalkbrenner, who will serve as President and Chief Executive Officer of the holding company, will continue as President and Chief Executive Officer of Mid-Peninsula Bank, and C. Donald Allen will remain as Chairman and Chief Executive Officer of Cupertino National Bank & Trust. Steven C. Smith, the
Chief Operating Officer of Cupertino National Bancorp, will serve as Chief Operating Officer and Chief Financial Officer of the holding company.

Mid-Peninsula Bancorp had $260 million in assets, $162 million in loans, $234 million in deposits and $24 million in shareholders' equity as of September 30,1996. Cupertino National Bancorp had $320 million in assets, $221 million in loans, $295 million in deposits and $21 million in shareholders' equity as of that date.


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